Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186108

PROSPECTUS SUPPLEMENT NO. 8
TO THE PROSPECTUS DATED AUGUST 12, 2013

Lilis Energy, Inc.

This Prospectus Supplement No. 8 updates, amends and supplements our Prospectus dated August 12, 2013.

We have attached to this Prospectus Supplement No. 8 the Current Report on Form 8-K of Lilis Energy, Inc. filed with the Securities and Exchange Commission on April 21, 2014. The attached information updates, amends and supplements our Prospectus dated August 12, 2013.

This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement No. 8 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 8 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 8 of the Prospectus dated August 12, 2013 for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 21, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2014

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continuing Listing Rule or Standard; Transfer of Listing

On April 17, 2014, Lilis Energy, Inc. (the “Company”) received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was no longer in compliance with Nasdaq Rule 5250(c)(1) related to the filing of periodic financial reports with the Securities and Exchange Commission. The issuance of the letter is based upon the Company not filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) on or before the extended due date of April 15, 2014.

The issuance of the letter has no immediate effect on the listing of the Company’s common stock. In order to maintain its listing, the Company must submit a plan of compliance by June 16, 2014 addressing how it intends to regain compliance with Rule 5250(c)(1). The Company intends to file the 2013 Form 10-K prior to that date, and believes that filing the 2013 Form 10-K by June 16, 2014 will bring the Company into compliance.

On April 21, 2014, the Company issued a press release disclosing the receipt of the Letter, a copy of which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Lilis Energy, Inc. dated April 21, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2014	LILIS ENERGY, INC.

	By:	/s/ A. Bradley Gabbard
Chief Financial Officer and Chief Operating Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release of Lilis Energy, Inc. dated April 21, 2014

* Furnished herewith.

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Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP
Investor Relations: David Castaneda 414.351.9758	Media Relations: Susan Roush 747.222.7012

LILIS ENERGY RECEIVES NASDAQ NOTICE REGARDING LISTING REQUIREMENTS

APRIL 21, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg Field and surrounding areas of the Denver-Julesburg (DJ) Basin, received a letter on April 17, 2017 from the Nasdaq Stock Market LLC (“Nasdaq”) notifying Lilis Energy that it was no longer in compliance with Nasdaq Rule 5250(c)(1) related to the filing of periodic financial reports with the Securities and Exchange Commission. The issuance of the letter is based upon Lilis Energy not filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) on or before the extended due date of April 15, 2014.  This press release is being issued in accordance with NASDAQ Listing Rule 5810(b).

The issuance of the letter has no immediate effect on the listing of Lilis Energy’s common stock. In order to maintain its listing, Lilis Energy must submit a plan of compliance by June 16, 2014 addressing how it intends to regain compliance with Rule 5250(c)(1). Lilis Energy intends to file the 2013 Form 10-K prior to that date, and believes that filing the 2013 Form 10-K by June 16, 2014 will bring it into compliance.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 123,000 gross, 107,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things Lilis Energy’s intention to file the 2013 Form 10-K by June 16, 2014 and Lilis Energy's near-term E&P focus on its Wattenberg Field acreage. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy’s ability to finance its continued exploration and drilling operations and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.